Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2021	October 31, 2020

Assets

Current assets:
Cash and cash equivalents	$276,670	$278,665
Accounts receivable	174,447	134,470
Inventories	55,249	57,269
Other current assets	44,250	29,735

Total current assets	550,616	500,139

Property, plant and equipment, net	696,553	631,475
Intangible assets, net	774	3,437
Other assets	46,259	53,131

Total assets	$1,294,202	$1,188,182

Liabilities and Equity

Current liabilities:
Debt	$22,248	$13,678
Accounts payable and accrued liabilities	153,900	129,261

Total current liabilities	176,148	142,939

Long-term debt	89,446	54,980
Other liabilities	28,046	27,997

Photronics, Inc. shareholders' equity	823,692	804,962
Noncontrolling interests	176,870	157,304
Total equity	1,000,562	962,266

Total liabilities and equity	$1,294,202	$1,188,182